Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of February 14, 2006 by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and David W. Keiser (the “Employee”).

WITNESSETH

WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated as of October 20, 2003 (the “Old Employment Agreement”);

WHEREAS, the Company and the Employee desire to cancel the Old Employment Agreement and enter into the Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.	Employment. Duties and Acceptance.

(a) The Company hereby employs the Employee, for the Term (as hereinafter defined), to render full-time services to the Company as President and Chief Operating Officer, and to perform such duties commensurate with such office as the Employee shall reasonably be directed by the Board of Directors (the “Board of Directors”) of the Company or its designees to perform, which duties shall be consistent with the provisions of the Bylaws in effect on the date hereof that relate to the duties of the President and Chief Operating Officer. The Employee will report directly to the Chief Executive Officer.

(b) The Employee hereby accepts such employment and agrees to render the services described above. The Employee further agrees to accept election and to serve during all or any part of the Term as a Director of the Company without any compensation therefor other than that specified in this Agreement, if elected to such position by the shareholders of the Company. During the Term, the Company shall use its best efforts to cause the Employee to be elected as a Director and shall include him in the management slate for election as a Director at every shareholders meeting at which his term as a Director would otherwise expire. The Employee hereby agrees to offer to resign from the Board of Directors immediately upon termination of Employee’s employment.

(c) The principal place of employment of the Employee hereunder shall at all times during the Term be in the greater Cheshire, Connecticut area, or other locations acceptable to the Employee, in the Employee’s sole discretion.

(d) Notwithstanding anything to the contrary herein, although the Employee shall provide services as a full time employee, it is understood that the Employee, with notification to the Board of Directors, may (1) have non full-time academic appointments; (2) participate in professional activities; (3) publish academic articles; and (4) participate in community and/or philanthropic activities (collectively, “Permitted Activities”); provided, however, that such Permitted Activities do not interfere with the Employee’s duties to the Company.

2.	Term of Employment.

The term of the Employee’s employment under this Agreement (the “Term”) commences as of February 1, 2006 (the “Effective Date”) and shall end on the third anniversary thereof, unless sooner terminated pursuant to Section 6, 7 or 8 of this Agreement. Notwithstanding the foregoing, unless notice is given by the Employee or the Company at least six months prior to the expiration of the Term of this Agreement (or at least six months prior to the expiration of any extension hereof), the Term of the Agreement shall be automatically extended by one year from the date it would otherwise end (whether upon expiration of the original Term or any extension(s) thereof), unless sooner terminated pursuant to Section 6, 7 or 8 hereof.

3.	Compensation and Benefits.

(a) As compensation for services to be rendered pursuant to this Agreement, the Company agrees to pay the Employee, during the Term, an annual base salary of $334,000 as adjusted from time to time, which shall be not less than the Employee’s base salary in effect immediately prior to the Effective Date (the “Base Salary”), payable in accordance with its regular payroll practices. The Employee’s Base Salary hereunder shall be reviewed at least annually thereafter during the Term of the Agreement for increase in the discretion of the Board of Directors or the Compensation Committee of the Board of Directors.

(b) The Company agrees that the Employee shall be eligible for an annual performance bonus from the Company with respect to each fiscal year of the Company that ends during the Term, pursuant to the Company’s management incentive bonus program in effect from time to time. The amount of any such bonus shall be determined by the Board of Directors or the Compensation Committee of the Board of Directors in its discretion, consistent with the Company’s performance, the Employee’s contribution to the Company’s performance and the provisions of any applicable incentive bonus program. It is anticipated that any incentive bonus program will include measurement of the Employee’s performance against pre-established goals relating to personal contributions and Company successes.

(c) The Company agrees to grant to the Employee during the Term, at the time of its usual annual, semi-annual, or other periodic general grant to employees for the applicable period, such options to purchase shares of the Company’s common stock, restricted shares of the Company’s common stock, and/or other equity-based awards as the Board of Directors or the Compensation Committee of the Board of Directors shall determine. In the event of the consummation of a Change in Control (as defined in

Section 14) of the Company, all previously granted stock options and other equity awards for which vesting schedule is based solely on passage of time and continuation of employment (“Time-Vesting Equity Awards”) shall vest immediately prior to such Change in Control and remain fully exercisable through their original term with all rights. Further, in the event of the consummation of a Change in Control, all previously granted equity awards, other than the Time-Vesting Equity Awards, will vest based on the percentage of goals and objectives achieved by the Employee and the Company as determined in good faith by the Board of Directors prior to such a Change in Control.

(d) The Company shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee during the Term in the performance of services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it reasonably may require.

(e) During the Term, the Employee shall be eligible to participate in all qualified and non-qualified savings and retirement plans, and all other compensation and benefit plans and programs, excluding change of control severance pay plans made generally available to the Company’s employees, but including welfare and fringe benefit programs, that are generally available to other senior employees of the Company.

(f) During the Term, the Employee shall be eligible for paid vacation of four (five if the Employee has been employed by the Company for more than five years) weeks per calendar year taken in accordance with the vacation policy of the Company.

4.	Confidentiality.

The Employee acknowledges to be bound by the terms and conditions of the “Proprietary Information and Inventions Agreement” previously entered into with the Company. Employee and the Company agree that following termination of this Agreement for any reason, confidentiality provisions of the Proprietary Information and Inventions Agreement shall be applicable only to material, non-public proprietary information of the Company. Notwithstanding any other provision of this Agreement, except with respect to the immediately preceding sentence, the Employee shall continue to be bound by the terms of such Proprietary Information and Inventions Agreement which shall survive the termination of this Agreement in accordance with its terms.

5.	Non-Competition, Non-Solicitation and Non-Disparagement.

(a) During the Term, the Employee shall not (1) provide any services, directly or indirectly, to any other business or commercial entity without the consent of the Board of Directors, which may be withheld in the Company’s sole discretion, or (2) participate in the formation of any business or commercial entity without the consent of the Board of Directors, which may be withheld in the Company’s sole discretion; provided, however, that nothing contained in this Section 5(a) shall be deemed to prohibit the Employee from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) not exceeding 2% of such corporation’s (or other entity’s) then outstanding shares of capital stock and provided, further, that nothing contained herein shall be deemed to limit the Employee’s Permitted Activities pursuant to Section 1(d).

(b) If the Employee is terminated by the Company for Cause (as defined in Section 6(c)) or if the Employee terminates this Agreement other than in accordance with Section 7 following a Constructive Termination or for Good Reason under Section 8 hereof, then for a period of one year following the date of termination or, if the Employee receives Severance Payments in accordance with Sections 9(c) or Section 9(d), then for the period such Severance Payments are received, the Employee shall not anywhere in the United States (1) provide any services in the Company’s Field of Interest (as defined in Section 14), directly or indirectly, to any other business or commercial entity, (2) participate in the formation of any business or commercial entity engaged primarily in the Company’s Field of Interest, or (3) directly or indirectly employ, or seek to employ or secure the services in any capacity of, any person employed at that time by the Company or any of its Affiliates, or otherwise encourage or entice any such person to leave such employment, or solicit or encourage any customer, consultant, independent contractor, or vendor of the Company to terminate or diminish its relationship with the Company; provided, however, that nothing contained in this Section 5(b) shall be deemed to prohibit the Employee from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) in the Company’s Field of Interest not exceeding 2% of such corporation’s (or other entity’s) then outstanding shares of capital stock and provided, further, that nothing contained herein shall be deemed to limit Employee’s Permitted Activities pursuant to Section 1(d). This Section 5(b) shall be subject to written waivers that may be obtained by the Employee from the Company.

(c) At no time during the Term of this Agreement or thereafter will Employee knowingly make any written or verbal untrue statement that disparages the Company or its Affiliates in communications with any customer, client or the public.

(d) If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 5 or Exhibit A, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company. The Employee therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Employee of any of the provisions of this Section 5 or Appendix A, without having to post bond.

(e) If any of the covenants contained in this Section 5 or Appendix A, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

(f) If any of the covenants contained in this Section 5 or Appendix A, or any part thereof, is held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

(g) In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

6.	Termination by the Company.

The Company may terminate the Employee as follows during the Term of this Agreement if any one or more of the following shall occur:

(a) The Employee shall die during the Term; provided, however, that the Employee’s estate shall be entitled to receive the (1) Employee’s Base Salary through the date which is 90 days after the Employee’s date of death and (2) a pro-rata annual performance bonus with respect to the fiscal year of the Company during which death occurs. Upon the Employee’s death, Time-Vesting Equity Awards previously granted to the Employee shall become immediately exercisable and remain exercisable through their original terms with full rights as if the Employee’s employment had not terminated. All equity awards, other than the Time-Vesting Equity Awards, previously granted to the Employee will vest as determined in good faith by the Board of Directors based on the percentage of goals and objectives achieved by the Employee and the Company.

(b) The Employee shall become physically or mentally disabled so that the Employee is unable substantially to perform his services hereunder for (1) a period of 120 consecutive days, or (2) for shorter periods aggregating 180 days during any twelve-month period. Notwithstanding such disability the Company shall continue to pay the Employee his Base Salary through the date of such termination. In addition, the Employee shall be entitled to a pro-rata annual performance bonus with respect to the fiscal year of the Company during which such termination occurs. Upon termination for such disability, Time-Vesting Equity Awards previously granted to the Employee shall become immediately exercisable and remain exercisable through their original terms with full rights as if the Employee’s employment had not terminated. All equity awards, other than the Time-Vesting Equity Awards, previously granted to the Employee will vest as determined in good faith by the Board of Directors based on the percentage of goals and objectives achieved by the Employee and the Company.

(c) By the Company for Cause. If the Employee acts, or fails to act, in a manner that provides Cause for termination, the Company may immediately terminate the Employee’s employment upon notice given by the Company to the Employee. For purposes of this Agreement, the term “Cause” means (1) the Employee’s indictment for, or conviction of, a felony or other crime involving moral turpitude, or any crime or serious offense involving money or other property which constitutes a felony in the jurisdiction involved, (2) the Employee’s willful and continual neglect or failure to discharge duties (including fiduciary duties), responsibilities and obligations with respect to the Company hereunder; provided such neglect or failure remains uncured for a period of 30 days after written notice describing the same is given to the Employee; provided that isolated and insubstantial neglect or failures shall not constitute Cause hereunder, (3) the Employee’s violation of any of the non-competition provisions of Section 5 hereof or the Employee’s breach of any confidentiality provisions contained in Exhibit A hereto, or (4) any act of fraud or embezzlement by the Employee involving the Company or any of its Affiliates. All determinations of Cause for termination pursuant to this Section 6 shall be determined by the Board of Directors, and shall require at least a two-thirds vote of the entire Board of Directors, excluding the participation of the Employee.

7.	Termination by the Employee.

The Employee may terminate this Agreement on written notice to the Company in the event of a material breach of the terms of this Agreement by the Company and such breach continues uncured for 30 days after written notice of such breach is first given; provided, however, it shall constitute the termination of this Agreement if such breach is for the payment of money and continues uncured for ten days after written notice of such breach is given. Such termination by Employee is deemed to follow a “Constructive Termination” by Company. The Employee may also terminate this Agreement upon written notice to the Company if any one or more of the following shall occur, each of which is also deemed a “Constructive Termination”:

(a) loss of any material duties or authority of the Employee, and such loss continues for 30 days after written notice of such loss is given to the Company;

(b) a relocation of the Employee’s place of employment to a location beyond a 25-mile radius of the Company’s office at 352 Knotter Drive, Cheshire, Connecticut 06410;

(c) the Employee is not continuously nominated to be a member of the Board of Directors and President and Chief Operating Officer of the Company during the Term, provided that the Employee gives written notice of termination within 90 days after such event and such event is not remedied within 30 days of such notice;

(d) the Company shall make a general assignment for benefit of creditors; or any proceeding shall be instituted by the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property or the Company shall take any corporate action to authorize any of the actions set forth above in this subsection 7(d);

(e) an involuntary petition shall be filed or an action or proceeding otherwise commenced against the Company seeking reorganization, arrangement or readjustment of the Company’s debts or for any other relief under the Federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and shall remain undismissed or unstayed for a period of 30 days;

(f) a receiver, assignee, liquidator, trustee or similar officer for the Company or for all or any part of its property shall be appointed involuntarily; or

(g) a material breach by the Company of any other material agreement with the Employee and such breach continues uncured for 30 days after written notice of such breach is first, given; provided, however, it shall constitute the termination of this Agreement if such breach is for the payment of money and continues uncured for ten days after written notice of such breach is first given.

8.	Termination Following a Change in Control.

In addition to the above, during the period commencing on the six month anniversary of a Change in Control (as defined in Section 14) of the Company and ending on the two year anniversary of such Change in Control, except for subsections 8(b), 8(c), 8(d), 8(e) and 8(f) with respect to which the period shall commence immediately upon a Change in Control, the Employee may terminate this Agreement upon expiration of 90 days’ prior written notice if “Good Reason” exists for the Employee’s termination. For this purpose, termination by the Employee for “Good Reason” shall mean a termination by the Employee of his employment hereunder following the occurrence, without his prior written consent, of any of the following events, unless the Company fully cures all grounds for such termination within 30 days after the Employee’s notice:

(a) any material adverse change in the Employee’s authority, duties, titles or offices (including reporting responsibility), or any significant increase in the Employee’s business travel obligations, from those existing immediately prior to the Change in Control or other material breach of this Agreement by Company;

(b) a relocation of the Employee’s place of employment to a location beyond a 25-mile radius of the Company’s office at 352 Knotter Drive, Cheshire, Connecticut 06410;

(c) a material diminution of the Employee’s compensation and benefits provided for in Section 3;

(d) any failure by the Company to continue in effect any compensation plan in which the Employee participated immediately prior to such Change in Control and which is material to the Employee’s total compensation, including but not limited to the Company’s stock option, bonus and other plans or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or any failure by the Company to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis no less favorable to the Employee, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, as existed immediately prior to such Change in Control;

(e) any failure by the Company to continue to provide the Employee with benefits substantially similar, taken as a whole, to those enjoyed by the Employee under any of the Company’s retirement, life insurance, medical, health and accident, or disability plans, programs or arrangements in which the Employee was participating immediately prior to such Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any perquisite enjoyed by the Employee at the time of such Change in Control, or the failure by the Company to maintain a vacation policy with respect to the Employee that is at least as favorable as the vacation policy (whether formal or informal) in place with respect to the Employee immediately prior to such Change in Control; or

(f) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company upon a merger, consolidation, sale or similar transaction.

9.	Severance and Benefit Continuation.

(a) Termination for Cause. If the Company terminates this Agreement for Cause pursuant to Section 6(c) hereof, or if the Employee terminates this Agreement other than in accordance with Section 7 following a Constructive Termination or for Good Reason under Section 8 hereof, no severance or benefit continuation provisions shall apply, provided however that the Employee shall have the same opportunity to continue group health benefits at the Employee’s expense in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as is available generally to other employees terminating employment with the Company.

(b) Termination for Death or Disability. In the event of termination of this Agreement pursuant to Section 6(a) or 6(b) by reason of the death or disability of the Employee, in addition to the Base Salary payments and pro-rata annual performance bonus provided for in paragraph (a) or (b) of Section 6, as applicable, the Company shall continue to provide all benefits subject to COBRA at its expense with respect to the Employee and his dependents for the maximum period provided by COBRA.

(c) Involuntary Termination Other Than for Cause, Voluntary Termination Following Constructive Termination, or Non-Renewal by the Company. If (1) the Company terminates this Agreement other than pursuant to Section 6 hereof, (2) the Employee terminates this Agreement, or (3) at the end of the Term of this Agreement the Employee shall cease to be employed by the Company in the capacity of President and Chief Operating Officer by reason of the Company’s decision not to continue to employ the Employee in such position at least on terms substantially similar to those set forth herein, except where the Employee, with the Employee’s consent, is promoted by the Company or is transferred laterally within the Company or its Affiliates (“Non-Renewal”), and in each case the termination of employment does not occur within two years following the consummation of a Change in Control of the Company, then:

(i) the Company shall pay the Employee the amount (the “Severance Payments”) equal to the sum of the Employee’s Base Salary at the time of his termination of employment plus the greater of (a) average bonus received by the Employee for the two years preceding the year in which his termination of employment occurs or (b) the amount equal to the bonus target as determined by the Company’s Board of Directors or its Compensation Committee for the year in which the termination of employment occurs. Such Severance Payment will be paid in equal portions in accordance with the Company’s normal payroll practices, over a one year period (the “Severance Period”);

(ii) all Company employee benefit plans and programs (including, but not limited to, the plans and programs set forth in Section 3(e)), other than participation in any Company tax-qualified retirement plan, applicable to the Employee shall be continued for the Severance Period (or, if such benefits are not available, or cannot be provided due to applicable law, the Company shall pay the Employee a lump sum cash amount equal to the after-tax economic equivalent thereof, provided that with respect to any benefit to be provided on an insured basis, such lump sum cash value shall be the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected cost to the Company of providing such benefits). In the case of all benefits subject to COBRA, the Company shall continue to provide such benefits at its expense with respect to the Employee and his dependents for the maximum period provided by COBRA; and

(iii) all Time-Vesting Equity Awards previously granted to the Employee shall fully and immediately vest and become exercisable immediately prior to such termination of employment, and shall remain exercisable through their original term with full rights as if the Employee’s employment had not terminated. All equity awards, other than the Time-Vesting Equity Awards, previously granted to the Employee will vest as determined in good faith by the Board of Directors based on the percentage of goals and objectives achieved by the Employee and the Company.

(d) Involuntary Termination Other Than for Cause, Voluntary Termination Following Constructive Termination or for Good Reason, or Non-Renewal by the Company, Upon a Change in Control. In the event (1) the Company terminates this Agreement other than pursuant to Section 6 hereof, (2) the Employee terminates this Agreement in accordance with Section 7 following a Constructive Termination or for Good Reason under Section 8 hereof, or (3) there is a Non-Renewal by the Company, and in each case the termination of employment or the Non-Renewal occurs within two years following the consummation of a Change in Control of the Company, then:

(i) the Company shall pay the Employee a cash lump sum immediately upon such termination of employment equal to two times the Severance Payments;

(ii) all Company employee benefit plans and programs (including, but not limited to, the plans and programs set forth in Sections 3(e), other than participation in any Company tax-qualified retirement plan, applicable to the

Employee shall be continued for two years from the date of such termination of employment (or, if such benefits are not available, or cannot be provided due to applicable law, the Company shall pay the Employee a lump sum cash amount equal to the after-tax economic equivalent thereof, provided that with respect to any benefit to be provided on an insured basis, such lump sum cash value shall be the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected cost to the Company of providing such benefits). In the case of all benefits subject to COBRA, the Company shall continue to provide such benefits at its expense with respect to the Employee and his dependents for the maximum period provided by COBRA; and

(iii) all Time-Vesting Equity Awards previously granted to the Employee shall fully and immediately vest and become exercisable immediately prior to such termination of employment, and shall remain exercisable through their original term with full rights as if the Employee’s employment had not terminated. All equity awards, other than the Time-Vesting Equity Awards, previously granted to the Employee will vest as determined in good faith by the Board of Directors based on the percentage of achieved goals and objectives by the Employee and the Company.

(e) The payments provided in Section 9(c) and 9(d) are intended as enhanced severance for a termination by the Company or by the Employee in the circumstances provided. As a condition of receiving such payments, the Employee shall first execute and deliver a general release of all claims against the Company, its Affiliates, agents and employees (other than any claims or rights pursuant to this Agreement or pursuant to equity or employee benefit plans), in a form and substance reasonably satisfactory to the Company.

(f) It is intended that this Agreement replace the Old Employment Agreement, and the parties accordingly agree that the Employee was not entitled to any compensation or acceleration of vesting and exercisability of any stock options or stock awards (or similar equity rights) by virtue of the cancellation of the Old Employment Agreement, notwithstanding any provision thereof.

10.	Cooperation.

Following his termination of employment, the Employee agrees to cooperate with, and assist, the Company to ensure a smooth transition in management and, if requested by the Company, will make himself available to consult during regular business hours at mutually agreed upon times for up to a three month period thereafter. At any time following his termination of employment, the Employee will provide such information as the Company may reasonably request with respect to any Company-related transaction or other matter in which the Employee was involved in any way while employed by the Company. The Employee further agrees, during the Term of this Agreement and thereafter, to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against, or by, the Company or its Affiliates, in connection with any dispute or claim of any kind involving the Company or its Affiliates, including providing testimony in any proceeding before any arbitral, administrative, judicial, legislative or other body or agency. The Employee shall be entitled to reimbursement for all properly documented expenses incurred in connection with rendering services under this Section, including, but not limited to, reimbursement for all reasonable travel, lodging, meal expenses and legal fees, and, in addition, in the event the Employee is not receiving any Severance Payments under Section 9(c), the Employee shall be entitled to a per diem amount for his services equal to twice his then most recent annualized Base Salary under this Agreement, divided by 240 (business days).

11.	Indemnification.

The Company shall indemnify the Employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Employee in connection with any action, suit or proceeding to which the Employee may be made a party by reason of being an officer, Director, employee of the Company or of any subsidiary or Affiliate of the Company, or consultant pursuant to Section 10 above. The Company shall provide, at its expense, Directors and Officers insurance for the Employee in amounts reasonably satisfactory to the Employee, to the extent such insurance is available at reasonable rates, which determination shall be made by the Board of Directors.

12.	Excise Tax.

If any payments or benefits made in respect of this Agreement, or otherwise in respect of the Employee’s employment or termination of employment with the Company, become subject to the excise tax described in Section 4999 of the Internal Revenue Code of 1986 (or any successor to such section) and exceed the safe harbor amount as provided therein by at least ten (10%) percent, the Company shall make a special payment to the Employee sufficient, on an after-tax basis (taking into account federal, state and local income, employment and excise taxes and related interest and penalties), to put the Employee in the same position as would have been the case had no such excise taxes been applicable to any payments or benefits provided in this Agreement or otherwise in respect of the Employee’s employment or termination of employment with the Company. Any such special payment shall be made prior to the time any excise tax is payable by the Employee (through withholding or otherwise). The determination of whether any payment is subject to an excise tax and, if so, the amount to be paid by the Company to the Employee and the time of payment shall be made by an independent auditor selected jointly by the Company and the Employee and paid by the Company, provided that the determination of any relevant tax authority shall ultimately govern if different from such auditor’s determination. Unless the Employee agrees otherwise in writing, the auditor shall be a nationally recognized public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its Affiliates. If the Employee and the Company cannot agree on the firm to serve as the auditor under this Section, then the Employee and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the auditor.

13.	No Mitigation.

The Employee shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any payment provided for hereunder be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination of employment by the Company.

14.	Definitions.

As used herein, the following terms have the following meaning:

(a) “Affiliate” means and includes any person, corporation or other entity controlling, controlled by or under common control with the corporation in question.

(b) “Change in Control” means the occurrence of any of the following events:

(i) Any Person, other than the Company, its affiliates (as defined in Rule 12b-2 under the Exchange Act) or any Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the then outstanding securities entitled to vote generally in the election of Directors (“Voting Securities”) of the Company, or

(ii) Individuals who constitute the Board of Directors of the Company (the “Incumbent Directors”) as of the beginning of any twenty-four month period (not including any period prior to the date of this Agreement), cease for any reason to constitute at least a majority of the Directors. Notwithstanding the foregoing, any individual becoming a Director subsequent to the beginning of such period, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Directors, shall be considered an Incumbent Director; or

(iii) Consummation by the Company of a recapitalization, reorganization, merger, consolidation or other similar transaction (a “Business Combination”), with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities immediately prior to such Business Combination (the “Incumbent Shareholders”) do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, 50% or more of the Voting Securities of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination (the “Surviving Entity”), in substantially the same proportion as their ownership of such Voting Securities immediately prior to such Business Combination; or

(iv) Consummation of a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 50% of the combined Voting Securities is then owned beneficially, directly or indirectly, by the Incumbent Shareholders in substantially the same proportion as their ownership of the Voting Securities immediately prior to such sale or disposition.

For purposes of this definition, the following terms shall have the meanings set forth below:

(A) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act;

(B) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and

(C) “Person” shall have the meaning as used in Sections 13(d) and 14(d) of the Exchange Act.

(c) “Company’s Field of Interest” means the primary businesses of the Company as described in the Company’s then most-recent filings with the Securities and Exchange Commission during the Employee’s employment hereunder and as determined from time to time by the Board of Directors during the Term hereof and which shall be limited to businesses involving products or product candidates directly or indirectly competitive to the Company’s products or product candidates with respect to which the Company prior to or on the date of Employee’s termination has commenced clinical trials or animal testing.

15.	Representations by Employee.

The Employee represents and warrants that he has full right, power and authority to execute the terms of this Agreement; this Agreement has been duly executed by the Employee and such execution and the performance of this Agreement by the Employee does not result in any conflict, breach or violation of or default under any other agreement or any judgment, order or decree to which the Employee is a party or by which he is bound. The Employee acknowledges and agrees that any material breach of the representations set forth in this Section will constitute Cause under Section 6.

16.	Arbitration.

Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including, without limitation, disputes under Title VII, the ADEA, the ADA and other state and federal discrimination or employment laws) shall be settled by arbitration in Connecticut, in accordance with the employment dispute rules then existing of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties shall be free to pursue any remedy before the arbitrator that they shall be otherwise permitted to pursue in a court of competent jurisdiction. The award of the arbitrator shall be final and binding. The costs of the American Arbitration Association and the arbitrator will be borne equally by the Company and the Employee, subject to the provisions of Section 17. Nothing contained herein, however, shall limit the right of the Company or any of its Affiliates to seek equitable or other relief from any court of competent jurisdiction for violation of any provision of Sections 4 and 5.

17.	Legal Costs.

If the Employee institutes any legal action to enforce his rights under, or to recover damages for breach of, this Agreement, and the Employee prevails, he shall be entitled to recover from the Company any actual expenses for attorney’s fees and disbursements incurred by the Employee. If any payment or benefits made to or in respect of the Employee pursuant to this Section 17 becomes subject to any tax, the Company shall make a special payment to the Employee sufficient, on an after-tax basis (taking into account federal, state and local taxes and related interest and penalties), to put the Employee in the same position as would have been the case had no such taxes been applicable to any payments or benefits provided in this Section.

18.	Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), telecopy (confirmed receipt by return fax from the receiving party) or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

Thomas I.H. Dubin, Esq.

Senior Vice President and General Counsel

Alexion Pharmaceuticals, Inc.

352 Knotter Drive

Cheshire, Connecticut 06410

Telephone:    (203) 272-2596

Fax:               (203) 271-8199

If to the Employee:

David W. Keiser

Alexion Pharmaceuticals, Inc.

352 Knotter Drive

Cheshire, Connecticut 06410

Telephone:    (203) 272-2596

Fax:               (203) 271-8199

19.	General.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed entirely in Connecticut by Connecticut residents.

(b) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(c) This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement

(d) This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties hereto. The Company may not assign its rights and obligation under this Agreement without the prior written consent of the Employee, except to a successor of substantially all the Company’s business which expressly assumes the Company’s obligations hereunder in writing. In the event of a sale of all or substantially all of the assets of the Company, the Company shall use its best efforts to cause the purchaser to expressly assume this Agreement. The Employee may not assign, transfer, alienate or encumber any rights or obligations under this Agreement, except by will or operation of law, provided that the Employee may designate beneficiaries to receive any payments permitted under the terms of the Company’s benefit plans.

(e) If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ALEXION PHARMACEUTICALS, INC.

By:	/s/ Alvin S. Parven
Alvin S. Parven

By:	/s/ David W. Keiser
David W. Keiser

EXHIBIT A / APPENDIX A

References in this Agreement to “Exhibit A” or “Appendix A” mean the Proprietary Information and Inventions Agreement entered into between the Company and the Employee, as the same may have been or may later be amended.